As filed with the Securities and Exchange Commission on September 26, 2001

                                                  Registration No. 333-

--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 ---------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                               INTELLIGROUP, INC.
--------------------------------------------------------------------------------
             (Exact Name of Registrant as Specified in Its Charter)

                                   New Jersey
--------------------------------------------------------------------------------
         (State or Other Jurisdiction of Incorporation or Organization)

                                   11-2880025
--------------------------------------------------------------------------------
                      (I.R.S. Employer Identification No.)

                  499 Thornall Street, Edison, New Jersey 08837
--------------------------------------------------------------------------------
              (Address of Principal Executive Offices) (Zip Code)

                           1996 Stock Plan, as amended
                  1996 Non-Employee Director Stock Option Plan
--------------------------------------------------------------------------------
                            (Full Title of the Plan)

                              Nagarjun Valluripalli
                             Chief Executive Officer
                               Intelligroup, Inc.
                  499 Thornall Street, Edison, New Jersey 08837
--------------------------------------------------------------------------------
                     (Name and Address of Agent for Service)

                                 (732) 590-1600
--------------------------------------------------------------------------------
          (Telephone Number, Including Area Code, of Agent For Service)

                                    Copy to:

                              David J. Sorin, Esq.
                              David S. Matlin, Esq.
                                Hale and Dorr LLP
                              650 College Road East
                               Princeton, NJ 08540
                                 (609) 750-7600


----------------------------------------------------------------------------------------------------------------------
                         CALCULATION OF REGISTRATION FEE
======================================================================================================================
                                                       Proposed
                                   Amount               Maximum            Proposed Maximum           Amount Of
    Title Of Securities             To Be            Offering Price       Aggregate Offering        Registration
      To Be Registered           Registered            Per Share                 Price                   Fee
----------------------------------------------------------------------------------------------------------------------
Common Stock, par value
$.01 per share

Issuable pursuant to
options to be granted under
the 1996 Stock Plan, as
amended..................        500,000(1)             $0.835(2)             $417,500(2)               $104.38



(1) Includes an indeterminate number of shares of the Registrant's Common Stock as may be issuable in the event of stock splits, stock dividends or similar transactions in accordance with Rule 416 under the Securities Act of 1933, as amended. Does not include (i) 1,407,233 shares of Common Stock issuable under the Registrant's 1996 Stock Plan, as amended (the "1996 Plan") which were previously registered pursuant to the Registration Statement on Form S-8 filed on July 22, 1997 and Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 filed on October 17, 1997 (Registration Statement No. 333-31809); (ii) 42,767 shares of Common Stock underlying the 1996 Plan for which options have been issued and exercised; and (iii) 3,250,000 shares of Common Stock issuable under the 1996 Plan which were previously registered pursuant to the Registration Statement on Form S-8 filed on February 11, 2000 (Registration Statement No. 333-11486).

(2) Pursuant to Rule 457(c), and Rule 457(h), these prices are estimated solely for the purpose of calculating the registration fee and are based upon the average of the high and low price per share of the Registrant's Common Stock as reported on September 21, 2001.



                                      (ii)

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     The documents  containing the information  specified in the instructions to
Part I of Form S-8 will be sent or given to participants of the 1996 Stock Plan, as amended (the "1996 Plan") as required by Rule 428(b)(1) of the Securities Act of 1933, as amended (the "Act"). As permitted by the instructions to Part I of Form S-8, these documents are not filed with this Registration Statement.

                                EXPLANATORY NOTE

     This Registration Statement on Form S-8 (the "Registration Statement"), has been filed by Intelligroup, Inc., a New Jersey corporation (the "Corporation") in order to register an additional 500,000 shares of Common Stock, $.01 par value, issuable upon the exercise of stock options or other awards granted under the Corporation's 1996 Plan.

     Pursuant to the Act, we register these securities in addition to securities of the same class previously registered on the Registration Statement filed with the Securities and Exchange Commission on July 22, 1997 and Post-Effective Amendment No. 1 to the Registration Statement filed with the Securities and Exchange Commission on October 17, 1997 (Registration Statement No. 333-31809), and the Registration Statement filed with the Securities and Exchange Commission on February 11, 2000 (Registration Statement No. 333-11486) (collectively, the "Prior Registration Statements") and, in accordance with General Instruction E to Form S-8, the contents of the Prior Registration Statements are incorporated by reference herein.

     The reoffer prospectus which is filed as a part of this Registration Statement updates the Prior Registration Statements and has been prepared in accordance with the requirements of Part I of Form S-3 and may be used for reoffers or resales of certain shares of our common stock defined as "control securities" under Instruction C to Form S-8 acquired by "affiliates" (as such term is defined in Rule 405 of the General Rules and Regulations under the Act), pursuant to the exercise of options under the Registrant's 1996 Plan and 1996 Non-Employee Director Stock Option Plan.



                                      (iii)

                                   PROSPECTUS
                   Reoffer Prospectus dated September 26, 2001

                               INTELLIGROUP, INC.
                  499 Thornall Street, Edison, New Jersey 08837

                        5,157,233 Shares of Common Stock
 issued under or issuable pursuant to options granted or to be granted under the
                           1996 Stock Plan, as amended

                         140,000 shares of Common Stock
 issued under or issuable pursuant to options granted or to be granted under the
                  1996 Non-Employee Director Stock Option Plan

     Certain selling shareholders, may offer and sell, from time to time, up to 5,297,233 shares of our common stock (the "Shares"). These Shares have been or may be acquired upon the exercise of stock options granted pursuant to our 1996 Stock Plan, as amended (the "1996 Plan") and our 1996 Non-Employee Director Stock Option Plan (the "Director Plan", and together with the 1996 Plan, the "Plans"). Options or shares of common stock may be issued under the Plans in amounts and to persons not presently known by us. Once the amounts and names are known, such persons, their holdings of common stock and certain other information may be included in a subsequent version of this prospectus. We will receive no proceeds from the sale by the selling shareholders of the Shares.

     Our common stock is listed on the Nasdaq National Market under the symbol "ITIG". The last reported sale price of the common stock on September 25, 2001 on the Nasdaq National Market was $0.90 per share.

                    ----------------------------------------

     INVESTING IN THE SHARES OF COMMON STOCK INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 5.

                    ----------------------------------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

               The date of this Prospectus is September 26, 2001.

                               INTELLIGROUP, INC.


                                TABLE OF CONTENTS
                                -----------------

                                                                         Page
                                                                         ----

About Intelligroup....................................................     3

Where You Can Find More Information...................................     4

Incorporation of Certain Documents by Reference.......................     4

Risk Factors..........................................................     5

Special Note Regarding Forward-Looking Information....................     17

Use of Proceeds.......................................................     17

Selling Shareholders..................................................     18

Plan of Distribution..................................................     19

Legal Matters.........................................................     19

Experts...............................................................     19

Indemnification of Directors and Officers.............................     20

Securities and Exchange Commission Position on Indemnification
  for Securities Act Liabilities......................................     21

                               ABOUT INTELLIGROUP

     Intelligroup, Inc. provides a wide range of information technology solutions and services, including the development, integration, implementation and application management and support of integrated industry-specific, e-commerce and m-commerce software applications. Our high quality onsite/offshore delivery model combined with a comprehensive suite of tools is designed to provide customers with a faster time to market and lower cost of ownership in deploying their mission-critical applications.

     We were incorporated in New Jersey in October 1987 under the name Intellicorp, Inc. Our name was changed to Intelligroup, Inc. in July 1992. Our principal executive offices are located at 499 Thornall Street, Edison, New Jersey 08837 and our telephone number is (732) 590-1600. Additional information about us may be obtained at our website at http:/www.intelligroup.com. The information contained at our website is not incorporated into and does not constitute part of this prospectus, and the only information that you should rely on in making your decision whether to invest in our common stock is the information contained in or specifically incorporated by referenced into this prospectus.

All references to "Intelligroup," "we," "us," or "our," in this prospectus means Intelligroup, Inc. and its subsidiaries.

                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission ("SEC"). You may read and copy any document the Company files at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from the SEC's website at http://www.sec.gov.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The SEC allows us to "incorporate by reference" the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information.

     We incorporate by reference the documents listed below:

1.   Annual Report on Form 10-K for the year ended December 31, 2000;

2. Quarterly Report on Form 10-Q for the quarters ended March 31, 2001 and June 30, 2001;

3. Current Report on Form 8-K dated and filed with the SEC on June 6, 2001, August 1, 2001 and August 17, 2001; and

4. The description of our common stock, $.01 par value, which is contained in our Registration Statement on Form 8-A filed pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), in the form declared effective by the SEC on September 26, 1996, including any subsequent amendments or reports filed for the purpose of updating such description.

     In addition, all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, prior to the termination of this offering, shall be deemed to be incorporated by reference.

     We will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the information incorporated herein by reference. Exhibits to any of such documents, however, will not be provided unless such exhibits are specifically incorporated by reference into such documents. The requests should be made to:

              Nicholas Visco, Senior Vice President - Finance and Administration Intelligroup, Inc.
              499 Thornall Street
              Edison, New Jersey 08837
              (732) 590-1600

This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information or representations provided in this prospectus. We have not authorized anyone to provide you with different information. Neither Intelligroup nor the selling shareholders are making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

                                  RISK FACTORS

     Some information set forth in or incorporated by reference into this prospectus may contain "forward-looking statements." Such statements can be identified by the use of words such as "believe," "anticipate" and "expect." These statements discuss future expectations, contain projections or state other "forward-looking" information. The factors discussed below could cause actual results and developments to be materially different from those expressed in or implied by such statements. In addition to the other information contained in this prospectus, you should consider the following factors carefully before deciding to purchase shares of our Common Stock.

WE HAVE EXPERIENCED SUBSTANTIAL VARIABILITY OF OUR QUARTERLY OPERATING RESULTS WHICH WE EXPECT WILL CONTINUE

     In the past, our operating results have varied substantially from quarter to quarter. Our operating results also may vary in the future. Due to the relatively fixed nature of certain of our costs, including personnel and facilities costs, a decline in revenue in any fiscal quarter would result in lower profitability in that quarter. Our quarterly operating results are influenced by:

     o seasonal patterns of hardware and software capital spending by customers;

     o information technology hosting and outsourcing trends;

     o the timing, size and stage of projects;

     o new service introductions by us or our competitors;

     o levels of market acceptance for our services;

     o our hiring of additional staff;

     o changes in our billing and employee utilization rates; and

     o timing and integration of acquired businesses.

     We believe, therefore, that past operating results and period-to-period comparisons should not be relied upon as an indication of future performance. Demand for our services generally is lower in the fourth quarter. This decrease is due to reduced activity during the holiday season and fewer working days for those customers which curtail operations during such period. We anticipate that our business will continue to be subject to such seasonal variations.

THE LIQUIDITY OF OUR COMMON STOCK COULD BE ADVERSELY AFFECTED IF WE ARE DELISTED FROM THE NASDAQ NATIONAL MARKET

     From time to time, our common stock has failed to maintain a minimum bid price of $1.00 per share. If we fail to maintain a minimum bid price of $1.00 per share for a period of 30 consecutive business days, we would be subject to notification by the Nasdaq National Market that we have failed to meet its requirements for continued listing. Upon such notice, we would have 90 days from the notice date to regain compliance by having the bid price for our common stock close at $1.00 or greater for a minimum period of 10 consecutive business days during the 90-day compliance period. We cannot guarantee that we will maintain a minimum bid price above $1.00 or that our common stock will not be delisted from the Nasdaq National Market. In the event that we are delisted from the Nasdaq National Market, we would attempt to trade on the OTC Bulletin Board. A delisting from the Nasdaq National Market may have a material adverse effect on our stock price and our ability to raise capital through the issuance of additional equity. A delisting from the Nasdaq National Market will also make us ineligible to use Form S-3 to register shares of our common stock with the SEC, therefore, making it more expensive to register shares of our common stock. In the event our common stock is delisted from the Nasdaq National Market, it would become subject to certain securities law restrictions requiring broker/dealers who recommend low-priced securities to persons (with certain exceptions) to satisfy special sales practice requirements, including making an individualized written suitability determination for the purchaser and receive the purchaser's written consent prior to the transaction. The securities laws also require additional disclosure in connection with any trades involving low-priced stocks (subject to certain exceptions), including the delivery, prior to any transaction, of a disclosure schedule explaining the market for such stocks and the associated risks. These requirements could severely limit the market liquidity of our common stock and your ability to sell the common stock in the secondary market.

IF OUR COMMON STOCK IS DELISTED FROM THE NASDAQ NATIONAL MARKET, IT MAY BE SUBJECT TO THE "PENNY STOCK" REGULATIONS WHICH MAY AFFECT THE ABILITY OF OUR SHAREHOLDERS TO SELL THEIR SHARES

     If Nasdaq delists our common stock, it could become subject to Rule 15g-9 under the Exchange Act, which imposes additional sales practice requirements on broker-dealers that sell such securities to persons other than established customers and "accredited investors" (generally, an individual with a net worth in excess of $1,000,000 or an annual income exceeding $200,000, or $300,000 together with his or her spouse's income). For transactions covered by this rule, a broker-dealer must make a special suitability determination for the purchaser and receive the purchaser's written consent to the transaction prior to the sale. Consequently, the rule may adversely affect the ability of the holders of our common stock to sell their shares in the secondary market.

     Regulations of the SEC define "penny stock" to be any non-Nasdaq equity security that has a market price (as therein defined) of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require delivery, prior to any transaction of penny stock, of a disclosure schedule prepared by the SEC relating to the penny stock market. The SEC also requires disclosure about commissions payable to both the broker-dealer and its registered representative and information regarding current quotations of the securities. Finally, the SEC requires that monthly statements be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

     If our common stock were subject to the rules on penny stocks, the market liquidity for our common stock could be severely and adversely affected.

OUR FAILURE TO MANAGE GROWTH MAY HAVE A NEGATIVE EFFECT ON OUR BUSINESS

     From January 1, 1995 through December 31, 2000, our total number of employees increased from 113 to 1,174 persons. At June 30, 2001, we had 1,234 employees and 60 independent contractors. To manage our growth effectively, we must continue to develop and improve our operational, financial and other internal systems, as well as our business development capabilities. We must also continue to attract, train, retain, motivate and manage our employees.

     Our future success will depend in large part on our ability to:

     o continue to maintain high rates of employee utilization at profitable billing rates;

     o maintain project quality, particularly if the size and scope of our projects increase; and

     o integrate the service offerings, operations and employees of acquired businesses.

     Our inability to manage our growth and projects effectively could have a material adverse effect on:

     o the quality of our services and products;

     o our ability to retain key personnel;

     o our operating results; and

     o our ability to report financial results in an accurate and timely manner.

WE COULD HAVE  POTENTIAL  TAX  LIABILITY  IN  CONNECTION  WITH THE  SPIN-OFF  OF
SERANOVA

     On July 5, 2000, we consummated the tax-free spin-off of our majority -owned subsidiary, SeraNova, Inc. Subsequently, in March 2001, SeraNova and Silverline Technologies Limited consummated the acquisition of SeraNova by Silverline. SeraNova's management has represented that such acquisition was not contemplated at the time of the spin-off of SeraNova by us, and accordingly should not impact the tax-free nature of the spin-off. Should the spin-off ultimately be construed to be taxable, there is a risk that if SeraNova and/or Silverline are unable or unwilling to pay the resultant tax liability pursuant to SeraNova's indemnification obligations under its Tax Sharing Agreement with us, we would bear the liability to pay such resultant tax liability.

THE FAILURE TO COLLECT THE BALANCE DUE ON OUR UNSECURED PROMISSORY NOTE WITH SERANOVA COULD NEGATIVELY AFFECT OUR BUSINESS

     On May 31, 2000, SeraNova and the Company formalized a $15.1 million unsecured promissory note (the "Note") relating to net borrowings by SeraNova from the Company through such date. The Note bears interest at the prime rate plus 1/2%. The Company has recorded total accrued interest of $1.2 million and $0.8 million as of June 30, 2001 and December 31, 2000, respectively. A payment of $3.0 million was made on September 29, 2000 with the balance being due on July 31, 2001.

     SeraNova failed to make final payment of all amounts due under the Note to the Company as of July 31, 2001. As of such date, SeraNova was obligated to pay to the Company the remaining principal (approximately $9.2 million) and accrued interest (approximately $1.2 million), or an aggregate of $10.4 million. As a result, in August 2001, the Company commenced litigation against SeraNova and Silverline Technologies Limited, which acquired SeraNova in March 2001, in order to recover amounts owing under the Note and a system implementation project. In September 2001, SeraNova and Silverline filed a joint Answer to the Company's Complaint. In addition, SeraNova filed a counterclaim against the Company for unspecified damages as a set-off against the Company's claims. In the event we do not collect the full amount due from SeraNova, our business may be negatively affected.

RISKS ASSOCIATED WITH OUR CURRENT CREDIT FACILITY

     On May 31, 2000, the Company and PNC Bank, N.A. (the "Bank") entered into an agreement to replace the previous credit agreement with a new three-year revolving credit facility. Such credit facility is comprised of a revolving line of credit pursuant to which the Company can borrow up to $20.0 million either at the Bank's prime rate per annum or the Euro Rate plus 1.75% to 2.5% based upon the Company's ratio of debt to EBITDA. The credit facility is collateralized by substantially all of the assets of the United States based operations. The maximum borrowing availability under the line of credit is based upon a percentage of eligible billed and unbilled accounts receivable, as defined. As of June 30, 2001, the Company had outstanding borrowings under the credit facility of $6.4 million. The Company estimates undrawn availability under the credit facility to be $4.2 million as of June 30, 2001. As of December 31, 2000, the Company had outstanding borrowings under the prior credit facility of $5.0 million.

     The credit facility provides for the following financial covenants, among other things, (1) the Company must maintain consolidated net worth, as defined ("consolidated net worth") of (a) not less than 95% of consolidated net worth of the immediately preceding fiscal year-end as at each such fiscal quarter after December 31, 2000; and (b) at least 105% of consolidated net worth as of the immediately preceding fiscal year-end as at each such fiscal year-end subsequent to December 31, 2000; provided, however, the foregoing covenant shall not be tested for any quarter so long as the Company maintains, at all times during such fiscal quarter, undrawn availability of more than $5.0 million and (2) the Company must maintain unconsolidated net worth, as defined ("unconsolidated net worth") of (a) not less than 95% of unconsolidated net worth of the immediately preceding fiscal year-end as at each such fiscal quarter after December 31, 2000; and (b) at least 105% of unconsolidated net worth as of the immediately preceding fiscal year-end as at each such fiscal year-end subsequent to December 31, 2000; provided, however, the foregoing covenant shall not be tested for any quarter so long as the Company maintains, at all times during such fiscal quarter, undrawn availability of more than $5.0 million. Additionally, the credit facility contains material adverse change clauses with regard to the financial condition of the assets, liabilities and operations of the Company. As of June 30, 2001, the Company was in compliance with all financial covenants.

WE DEPEND ON SAP, ORACLE AND PEOPLESOFT

     During the years ended December 31, 1999 and 2000 and the six months ended June 30, 2001, approximately 54%, 63% and 70%, respectively, of our revenue was derived from projects in which we implemented software developed by SAP. SAP is a major international German-based software company and a leading vendor of client/server application software for business applications. Our future success in our SAP-related consulting services depends largely on our continued:

     o relationship with SAP America, SAP's United States affiliate; and

     o status as a SAP National Logo Partner.

     We executed our SAP National Logo Partner Agreement in April 1997 and previously had been a SAP National Implementation Partner since 1995. In July 1997, we achieved Accelerated SAP Partner Status with SAP by meeting certain performance criteria established by SAP. Such status is awarded by SAP on an annual basis pursuant to contract. Our contract with SAP is automatically renewed for successive one-year periods unless terminated by either party.

     During the years ended December 31, 1999 and 2000 and the six months ended June 30, 2001, approximately 9% of our total revenue was derived from projects in which we implemented software developed by Oracle. Oracle is a leading vendor of client/server application software for business applications. Our contract with Oracle is automatically renewed for successive one-year periods, unless terminated by either party. We expanded our relationship with Oracle by entering into an agreement, effective October 26, 1998. The agreement is expected to help us meet the demands of mid-sized to large companies using Oracle. The agreement is terminable by either party upon 30 days notice.

     During the years ended December 31, 1999 and 2000 and the six months ended June 30, 2001, approximately 33%, 24% and 16%, respectively, of our revenue was derived from projects in which we implemented software developed by PeopleSoft. Our current contract with PeopleSoft expired on May 5, 2001. We currently are negotiating our contractual arrangement with PeopleSoft and expect to renew our contract. We cannot assure you that we will enter into a contract with PeopleSoft on terms acceptable to us, if at all.

     We have no reason to believe that our contracts with SAP, Oracle and PeopleSoft will not be renewed or that the scope of such contracts will be modified or limited in a manner adverse to us. However, there can be no assurance that such contracts will be renewed on terms acceptable to us, if at all. In addition, there could be a material adverse effect on our business if:

     o SAP, Oracle or PeopleSoft are unable to maintain their respective leadership positions within the business applications software market;

     o Sales of SAP, Oracle or PeopleSoft software products decline;

     o Our relationship with SAP, Oracle or PeopleSoft deteriorates; or

     o SAP, Oracle or PeopleSoft elects to compete directly with us.

WE RELY SUBSTANTIALLY ON KEY CUSTOMERS AND INFORMATION TECHNOLOGY PARTNERS

     We have derived and believe that we will continue to derive a significant portion of our revenue from a limited number of customers and projects. For the years ended December 31, 1999 and 2000 and the six months ended June 30, 2001, our ten largest customers accounted for in the aggregate approximately 43%, 34% and 29% of our revenue. During 1999 and 2000, one customer accounted for approximately 10% of revenue. During the six months ended June 30, 2001, no single customer accounted for more than 10% of revenue. Most of our contracts can be canceled by the customer on short notice and without significant penalty, with the exception of fixed price contracts. The cancellation or significant reduction in the scope of a large contract could have a material adverse effect on our business. In addition, the amount of work performed for specific customers is likely to vary from year to year. The loss of any large customer or project could have a material adverse effect on our business. We also serve as a member of consulting teams assembled by other information technology consulting firms, some of which may also be our competitors. There can be no assurance that such information technology consulting firms will continue to use us in the future and at current levels of retention, if at all.

RISKS RELATING TO FIXED PRICE CONTRACTS MAY NEGATIVELY IMPACT OUR OPERATING RESULTS

     While we provide services to our customers primarily on a time and materials basis, we also bid on an increasing number of fixed price projects. For the year ended December 31, 2000, fixed price contracts represented approximately 10% of our total revenues. For the six months ended June 30, 2001, approximately 12% of our total revenues were derived from fixed price contracts. We believe that, as we pursue our strategy of providing hosting and application management and support services to customers, we will likely be required to offer more fixed price projects. We have had limited prior experience in pricing and performing under fixed price arrangements. There can be no assurance that we will be able to complete such projects within the fixed price and required timeframes. The failure to perform within such fixed price contracts could have a material adverse effect on our business.

WE COULD BE LIABLE TO OUR CUSTOMERS FOR DAMAGES

     Many  of  our  engagements  involve  projects  that  are  critical  to  the operations of our customers' businesses and provide benefits that may be difficult to quantify. Our failure or inability to meet a customer's expectations could result in a material adverse change to the customer's operations. Such failure could give rise to claims for damages against us or cause damage to our reputation. Such claims could adversely affect our business. In some of our agreements, we have agreed to indemnify the customer for damages arising from services provided to, or on behalf of, such customer. Such indemnification could have a material adverse effect on our financial condition and results of operations. In some of our contracts, we agree that we will repair errors or defects in our deliverables without additional charge to the customer. To date, we have not experienced any material claims against such warranties. We have insurance for damages and expenses incurred in connection with alleged negligent acts, errors or omissions. There can be no assurance that we will not experience material claims in the future or that such insurance will continue to be available to us on acceptable terms.

WE MAY ACQUIRE OR MAKE INVESTMENTS IN COMPANIES OR TECHNOLOGIES THAT COULD CAUSE LOSS OF VALUE TO OUR SHAREHOLDERS AND DISRUPTION OF OUR BUSINESS

     A key element of our strategy has been growth by acquisition. We expect to undertake additional acquisitions in the future, although none are planned or being negotiated as of the date of this prospectus.

     Risks associated with acquisitions may include:

     o possible adverse effects on our operating results;

     o diversion of management's attention;

     o risks associated with unanticipated liabilities or contingencies;

     o risks associated with financing;

     o integration of service offerings, operations and employees of acquired businesses; and

     o management of growth issues.

THERE IS INTENSE COMPETITION IN THE INFORMATION TECHNOLOGY SERVICES INDUSTRY

     The information technology services industry is highly competitive. Many of our competitors have longer operating histories, possess greater industry and name recognition and have significantly greater financial, technical and marketing resources. Additionally, we have faced, and expect to continue to face, additional competition from new entrants into our markets.

     We believe that competitive factors in our markets include:

                          Principal Competitive Factors
                          -----------------------------

     o quality of service and deliverables;

     o speed of development and implementation;

     o price;

     o project management capability; and

     o technical and business expertise.

                                External Factors
                                ----------------

     o the ability of our competitors to hire, retain and motivate project managers and other senior technical staff;

     o the development by others of services that are competitive with our services; and

     o the extent of our competitors' responsiveness to customer needs.

     We also believe that we compete in large part based on our level of expertise in implementing and integrating SAP, Oracle and PeopleSoft products and a wide variety of other technologies. There can be no assurance that we will be able to continue to compete successfully with existing and new competitors.

WE MAY NOT BE ABLE TO KEEP PACE WITH ANTICIPATED RAPID TECHNOLOGICAL CHANGE

     Our success depends in part on our ability to develop solutions that keep pace with:

     o continuing changes in information technology;

     o evolving industry standards; and

     o changing customer objectives and preferences.

     There can be no assurance that we will be successful in adequately addressing these developments on a timely basis. Even if these developments are addressed, we may not be successful in the marketplace. In addition, competitor's products or technologies may make our services less competitive or obsolete. Our failure to address these developments could have a material adverse effect on our business.

OUR SUCCESS IS DEPENDENT  UPON OUR KEY  MANAGEMENT  AND  TECHNICAL  PERSONNEL

     We believe that our success now and in the future will depend largely on the continued services of our key executive officers and leading technical personnel. Each executive officer and leading technical professional has entered into an employment agreement with us which contains non-competition, non-disclosure and non-solicitation covenants. The departure of one or more of such key personnel may have a material adverse effect on our business.

WE MAY NOT BE ABLE TO HIRE AND RETAIN QUALITY TECHNICAL PERSONNEL DUE TO A COMPETITIVE MARKET

     We believe that our success will depend in large part upon our ability to attract, retain, train and motivate highly-skilled employees, particularly project managers and other senior technical personnel. Since such qualified personnel are in great demand, there is significant competition for such employees and it is likely that access to such personnel will remain limited for the foreseeable future. There can be no assurance that we will be successful in attracting a sufficient number of such personnel in the future, or that we will be successful in retaining, training and motivating the employees we are able to attract. The failure to do so could:

     o impair our ability to adequately manage and complete our existing projects;

     o impair our ability to bid for or obtain new projects; and

     o adversely affect our business.

OUR  INTELLECTUAL PROPERTY RIGHTS MAY BE INSUFFICIENT

     Our  future   success  is  dependent,   in  part,   upon  our   proprietary
implementation methodology and toolset, development tools and other intellectual property rights. In order to protect our proprietary rights, we:

     o rely  upon   trade   secrets,   nondisclosure   and   other   contractual
       arrangements;

     o rely on copyright and trademark laws;

     o enter into confidentiality agreements with employees, consultants and customers;

     o seek to limit access to and distribution of our proprietary information; and

     o require almost all employees and consultants to assign to us their rights in intellectual property developed during their employment or engagement.

     There can be no assurance that the steps we take will be adequate to deter misappropriation of our proprietary information or that we will be able to detect unauthorized use of and take appropriate steps to enforce our intellectual property rights.

     We believe that our trademarks, service marks, services, methodology and development tools do not infringe on the intellectual property rights of others. There can be no assurance, however, that such a claim will not be asserted against us in the future, or that if asserted, any such claim will be successfully defended. If we are not successful in defending such claim, we may be precluded from using certain marks or technologies or may incur royalty or licensing expenses.

WE FACE RISKS ASSOCIATED WITH OUR INTERNATIONAL OPERATIONS

     A significant portion of our business is derived from our international operations. During 1999 and 2000 and the six months ended June 30, 2001, approximately 28%, 31% and 35% of our revenues were derived from international operations. We have established or acquired foreign operations in Europe (Denmark, the United Kingdom and Sweden) and Asia Pacific (Australia, India, Japan, New Zealand, Singapore and Hong Kong). In order to expand international sales, we may establish or acquire additional foreign operations. Increasing foreign operations has required and likely will continue to require significant management attention and financial resources and could materially adversely affect our business. There can be no assurance that we will be able to increase international market demand for our services. The risks relating to our international business activities include:

     o unexpected changes in regulatory environments;

     o foreign currency fluctuations;

     o tariffs and other trade barriers;

     o longer accounts receivable payment cycles;

     o difficulties in managing international operations;

     o potential  foreign  tax  consequences   including  restrictions   on  the
       repatriation of earnings; and

     o the burdens of complying with a wide variety of foreign laws and regulations.

     There can be no assurance that such factors will not have a material adverse effect on our future international sales, if any, and, consequently, on our business and operating results.

WE FACE RISKS ASSOCIATED WITH OUR OPERATIONS IN INDIA

     Through our subsidiary, Intelligroup Asia Private Limited, we are subject to the risks associated with doing business in India. India's central and state governments heavily regulate the Indian economy. In the recent past, the government of India has provided significant tax incentives and relaxed certain regulatory restrictions in order to encourage foreign investment in certain sectors of the economy. Certain of these benefits that directly affect our Indian operations include:

     o tax deduction incentives;

     o liberalized import and export duties; and

     o preferential rules on foreign investment and repatriation.

     Changes in the business, political or regulatory climate of India could have a material adverse effect on our Indian business. In addition, India has experienced significant inflation, shortages of foreign exchange and has been subject to civil unrest and acts of terrorism. Changes in the following factors could have a material adverse effect on our business and operating results:

     o inflation;

     o interest rates;

     o taxation; or

     o other social, political, economic or diplomatic developments affecting India in the future.

RISK OF INCREASED GOVERNMENT REGULATION OF IMMIGRATION

     In the United States, we have relied and in the future expect to continue to rely increasingly upon attracting and retaining personnel with technical and project management skills from other countries. The Immigration and Naturalization Service limits the number of new petitions it approves each year. Accordingly, we may be unable to obtain visas necessary to bring critical foreign employees to the United States. Any difficulty in hiring or retaining foreign nationals in the United States could increase competition for technical personnel and have a material adverse effect on our business and operating results.

SHARES ELIGIBLE FOR FUTURE SALE COULD AFFECT OUR STOCK PRICE

     After the offering, we will have outstanding approximately 16,630,125 shares of Common Stock. The shares of Common Stock offered hereby will be freely tradable without restriction in the public market, unless purchased by our affiliates. As of September 21, 2001, an additional 3,160,171 shares issuable upon the exercise of stock options will be freely tradable by persons other than our affiliates without restriction. Sales of substantial amounts of our Common Stock or the availability of such shares for sale could adversely affect prevailing market prices of our Common Stock.

OUR FOUNDERS OWN A SIGNIFICANT PORTION OF OUR OUTSTANDING COMMON STOCK AND ARE ABLE TO INFLUENCE CORPORATE MATTERS

     The founders of Intelligroup, Ashok Pandey, Rajkumar Koneru and Nagarjun Valluripalli, together beneficially own approximately 36.2% of the outstanding shares of our common stock. As a result, these shareholders, acting together, are able to influence significant control of matters requiring approval by our shareholders, including the election of directors. Such a concentration of ownership may have the effect of delaying or preventing a change in control of Intelligroup, including transactions in which shareholders might otherwise receive a premium for their shares over then current market prices.

WE HAVE TAKEN CERTAIN ANTI-TAKEOVER MEASURES WHICH MAY MAKE AN ACQUISITION MORE DIFFICULT

     Certain provisions of our Certificate of Incorporation, By-laws and Shareholder Protection Rights Agreement could make it more difficult for a third party to acquire control of Intelligroup, even if such change in control would be beneficial to our shareholders. For example, our Certificate of Incorporation eliminates the rights of shareholders to call a special meeting of shareholders or take action by written consent. In addition, our Certificate of Incorporation allows our Board of Directors to issue preferred stock without shareholder approval. Such issuances could make it more difficult for a third party to acquire us. Our Shareholder Protection Rights Agreement is designed to deter coercive or unfair takeover attempts of Intelligroup. As a New Jersey corporation, we are also subject to the New Jersey Shareholders Protection Act contained in Section 14A:10A-1. In general, Section 14A:10A-1 prohibits a publicly-held New Jersey corporation from engaging in a "business combination" with an "interested stockholder" for a period of five years following the date the person became an interested stockholder, unless, among other things:

     o the board of directors approved the transaction in which such stockholder became an interested stockholder prior to the date the interested stockholder attained such status; and

     o the business combination is approved by the affirmative vote of the holders of at least 66 2/3% of the corporation's voting stock not beneficially owned by the interested stockholder at a meeting called for such purpose.

A "business combination" generally includes a merger, sale of assets or stock, or other transaction resulting in a financial benefit to the interested stockholder. In general, an interested stockholder is a person who, together with affiliates and associates, owns, or within five years prior to the determination of interested stockholder status, did own, 10% or more of the corporation's voting stock.

POTENTIAL VOLATILITY OF OUR STOCK PRICE

     The market price of the shares of our common stock has been and in the future may be highly volatile. Some factors that may affect the market price include:

     o actual or anticipated fluctuations in our operating results;

     o announcements of technological innovations or new commercial products or services by us or our competitors;

     o market conditions in the computer software and hardware industries and IT services industry generally;

     o changes in recommendations or earnings estimates by securities analysts; and

     o actual or anticipated quarterly fluctuations in financial results.

     Furthermore, the stock market historically has experienced volatility which has particularly affected the market prices of securities of many technology companies and which sometimes has been unrelated to the operating performances of such companies.

WE DO NOT EXPECT TO PAY CASH DIVIDENDS ON OUR COMMON STOCK

     We have never paid, and do not anticipate paying any dividends on our common stock in the foreseeable future.

               SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

     We make certain forward-looking statements in this prospectus that are not based on historical facts, but discuss our future expectations and are intended to qualify for the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words "may," "would," "could," "will," "expect," "anticipate," "believe," "intend," "plan," "estimate" and similar expressions are meant to identify such forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements which reflect our views only as of the date of this prospectus. As a result of the risks contained herein and others expressed from time to time in our filings with the SEC, our actual results may differ materially from the results discussed in or implied by the forward-looking statements contained in this prospectus.

                                 USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of the shares covered by this prospectus. While we will receive sums upon any exercise of options by the selling shareholders, we currently have no plans for their application, other than for general corporate purposes. We cannot assure that any of such options will be exercised.

                              SELLING SHAREHOLDERS

     The following table sets forth: (i) the name and position of each selling shareholder, whose name is known as of the date of the filing of the registration statement of which this prospectus forms a part, under the Plans who may sell common stock pursuant to this prospectus; (ii) the number of shares of common stock owned (or subject to option) by each selling shareholder as of the date of this prospectus; (iii) the number of shares of common stock which may be offered and are being registered for the account of each selling shareholder by this prospectus (all of which may be acquired by the selling shareholders pursuant to the exercise of options); and (iv) the amount and percentage of common stock to be owned by each such selling shareholder if such selling shareholder were to sell all of the shares of common stock covered by this prospectus. There can be no assurance that any of the selling shareholders will offer for sale or sell any or all of the Shares offered by them pursuant to this prospectus. Options or shares of common stock may be issued under the Plans in amounts and to persons not presently known by us; when known, such persons, their holdings of common stock and certain other information may be included in a subsequent version of this prospectus.


                                          Number of Shares of
                                           Common Stock both
                                       directly held or subject    Number of Shares        Number of Shares of Common
                                          to option prior to        of Common Stock              Stock Owned
Name and Position                       Offering/Percentage(1)      to be Offered          After Offering/Percentage(2)
-----------------                       ----------------------      -------------          ----------------------------
Nagarjun Valluripalli, Chief
   Executive Officer and
   Director                              2,521,221 / 15.2             300,000              2,221,221 / 13.4
Nicholas Visco, Senior Vice
   President-Finance and
   Administration                             118,300 / *             117,500                       800 / *
Rajkumar Koneru, Director                2,249,720 / 13.5             300,000              1,949,720 / 11.7
Klaus Besier, Director                         42,000 / *              40,000                     2,000 / *
Dennis McIntosh, Director                      20,000 / *              20,000                        -- / *

----------
*     Less than one percent.

(1) For purposes of this table, the number of shares of Common Stock owned prior to this offering includes all shares of Common Stock which would be owned if all options granted under the Plans were exercised.

(2) Applicable percentage of ownership is based on 16,630,125 shares of Common Stock outstanding on September 21, 2001.

                              PLAN OF DISTRIBUTION

     The selling shareholders have not advised us of any specific plan for distribution of the shares offered hereby, but it is anticipated that the shares will be sold from time to time by the selling shareholders or by permitted pledgees, donees, transferees or other permitted successors in interest. Such sales may be made over-the-counter on the Nasdaq National Market at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The shares may be sold by one or more of the following: (i) a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (ii) purchases by a broker or dealer for its account pursuant to this prospectus; or (iii) ordinary brokerage transactions and transactions in which the broker solicits purchases. In effecting sales, brokers or dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from the selling shareholders in amounts to be negotiated immediately prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Act in connection with such sales, and any commissions received by them and any profit realized by them on the resale of shares as principals may be deemed underwriting compensation under the Act. The expenses of preparing this prospectus and the related Registration Statement with the SEC will be paid by us. Shares of Common Stock covered by this prospectus also may qualify to be sold pursuant to Rule 144 under the Act, rather than pursuant to this prospectus. The selling shareholders have been advised that they are subject to the applicable provisions of the Exchange Act, including without limitation, Rules 10b-5 and Regulation M thereunder.

                                  LEGAL MATTERS

     The validity of the shares of common stock offered hereby will be passed upon for the Company by Hale and Dorr LLP, 650 College Road East, Princeton, New Jersey 08540.

                                     EXPERTS

     The consolidated financial statements for fiscal years ended December 31, 2000, 1999 and 1998 incorporated by reference in this prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 14A:3-5 of the New Jersey Business Corporation Act permits each New Jersey business corporation to indemnify its directors, officers, employees and agents against expenses and liabilities in connection with:

     o any proceeding involving such persons by reason of his or her serving or having served in such capacities; or

     o each such person's acts taken in such capacity if such actions were taken in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation.

     With respect to any criminal proceeding, indemnity is permitted if such person had no reasonable cause to believe his or her conduct was unlawful, provided that any such proceeding is not by or in the right of the corporation.

     Section 14A:2-7(3) of the New Jersey Business Corporation Act enables a corporation in its certificate of incorporation to limit the liability of directors and officers of the corporation to the corporation or its shareholders. Specifically, the certificate of incorporation may provide that directors and officers of the corporation will not be personally liable for money damages for breach of a duty as a director or an officer, except for liability for:

     o any breach of the director's or officer's duty of loyalty to the corporation or its shareholders;

     o acts or omissions not in good faith or which involve a knowing violation of law; or

     o as to directors only, under Section 14A:6-12(1) of the New Jersey Business Corporation Act, which relates to unlawful declarations of dividends or other distributions of assets to shareholders or the unlawful purchase of shares of the corporation; or

     o any transaction from which the director or officer derived an improper personal benefit.

     Our Certificate of Incorporation limits the liability of our directors and officers as authorized by Section 14A:2-7(3). The affirmative vote of the holders of at least 80% of the voting power of all outstanding shares of our capital stock is required to amend such provisions.

     Our Amended and Restated By-laws specify that we shall indemnify our directors and officers to the extent such parties are involved in or made a party to any action, suit or proceeding because he or she was a director or officer. We have agreed to indemnify such parties for their actual and reasonable expenses if such party:

     o acted in good faith and in a manner he or she reasonably believed to be in our best interests; and

     o had no reasonable cause to believe his or her conduct was unlawful.

     This provision of the By-laws is deemed to be a contract between us and each director and officer who serves in such capacity at any time while such provision and the relevant provisions of the New Jersey Business Corporation Act are in effect. Any repeal or modification shall not offset any action, suit or proceeding brought or threatened based in whole or in part upon any such state of facts. The affirmative vote of the holders of at least 80% of the voting power of all outstanding shares of our capital stock is required to adopt, amend or repeal such provision of the By-laws.

     We have executed indemnification agreements with each of our directors and executive officers. Such agreements require us to indemnify such parties to the full extent permitted by law, subject to certain exceptions, if such party becomes subject to an action because such party is a director, officer, employee, agent or fiduciary.

     We have liability insurance for the benefit of our directors and officers. The insurance covers claims against such persons due to any breach of duty, neglect, error, misstatement, misleading statement, omission or act done. The insurance covers such claims, except as prohibited by law, or otherwise excluded by such insurance policy.


                 SECURITIES AND EXCHANGE COMMISSION POSITION ON
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

     Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of Intelligroup pursuant to the foregoing provisions, or otherwise, Intelligroup has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Intelligroup of expenses incurred or paid by a director, officer or controlling person of Intelligroup in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Intelligroup will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Edison, State of New Jersey, on this 26th day of September, 2001.

                                             INTELLIGROUP, INC.

                                             By:/s/ Nagarjun Valluripalli
                                                --------------------------------
                                                Nagarjun Valluripalli
                                                Chief Executive Officer

                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Nagarjun Valluripalli and Nicholas Visco, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.


              Signature                                  Title                                          Date
              ---------                                  -----                                          ----
/s/ Nagarjun Valluripalli               Chief Executive Officer and Director                    September 26, 2001
---------------------------------
Nagarjun Valluripalli

/s/ Nicholas Visco                      Senior Vice President - Finance and Administration      September 26, 2001
---------------------------------       (principal financial and accounting officer)
Nicholas Visco

/s/ Rajkumar Koneru                     Director                                                September 24, 2001
---------------------------------
Rajkumar Koneru

                                        Director                                                September   , 2001
---------------------------------
Klaus Besier

/s/ Dennis McIntosh                     Director                                                September 26, 2001
---------------------------------
Dennis McIntosh

/s/ Gregory Dimit                       Director                                                September 26, 2001
---------------------------------
Gregory Dimit


                                  EXHIBIT INDEX

           Exhibit
            Number                                  Description
            ------                                  -----------

             5                  Opinion of Hale and Dorr LLP.

            10.1                Intelligroup, Inc. 1996 Stock Plan, as amended.

            23.1                Consent of Arthur Andersen LLP.

            23.2 Consent of Hale and Dorr LLP (contained in the opinion filed as Exhibit 5).

            24                  Power of Attorney (included on signature page).